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                                                                Exhibit 99(a)(5)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)

                                       of

                                Microtest, Inc.

                                       by

                           Phoenix Acquisition Corp.
                      an indirect, wholly-owned subsidiary

                                       of

                              Danaher Corporation

                                       at

                              $8.15 Net Per Share

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 19, 2001, UNLESS THE OFFER IS EXTENDED.



                                                                   June 21, 2001

To Our Clients:

   Enclosed for your consideration is an Offer to Purchase dated June 21, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal relating to an offer by Phoenix Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect, wholly-owned subsidiary of Danaher Corporation, a Delaware corporation ("Danaher"), to purchase all of the outstanding shares of common stock, par value $0.001 per share, including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of April 4, 2001, as amended through June 12, 2001, between Microtest, Inc. ("Microtest") and American Stock Transfer & Trust Company as Rights Agent, (the "Shares"), of Microtest, at a purchase price of $8.15 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to SunTrust Bank, the Depositary, on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

   Your attention is directed to the following:

   1. The Offer price is $8.15 per share, net to the seller in cash, without interest thereon.
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   2. The Offer is made for all of the outstanding Shares.

   3. The board of directors of Microtest has unanimously determined that the Merger Agreement (as defined below) and each of the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are advisable, fair to and in the best interests of Microtest and its stockholders, approved the Offer and the Merger and adopted the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the "GCL"), and recommends that the stockholders of Microtest accept the Offer and tender their Shares pursuant to the Offer.

   4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 12, 2001, among Danaher, the Purchaser and Microtest (as it may be amended or supplemented from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the GCL, Purchaser will be merged with and into Microtest (the "Merger"). Following the effective time of the Merger (the "Effective Time"), Microtest will continue as the surviving corporation and become an indirect, wholly-owned subsidiary of Danaher and the separate corporate existence of Purchaser will cease. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) Shares held by Danaher, Purchaser, any wholly-owned subsidiary of Danaher or the Purchaser, in the treasury of Microtest or by any wholly-owned subsidiary of Microtest, which Shares, by virtue of the Merger, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and (b) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the GCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate, less any required withholding taxes. If the Purchaser, together with Danaher, acquires, pursuant to the Offer, at least a majority of the then issued and outstanding Shares, which is a condition to closing the Offer, the Purchaser will have sufficient voting power to approve the Merger without the approval of any other stockholders, either at a meeting of stockholders or by written consent without a meeting. If the Purchaser, together with Danaher, acquires, pursuant to the Offer, at least 90% of the then issued and outstanding Shares, the Purchaser intends to effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the GCL. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

   5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, July 19, 2001, unless the Offer is extended.

   6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

   7. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represents at least a majority of the total number of Shares outstanding on a fully diluted basis on the date of purchase, and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign statutes or regulations that suspends the right to close the transactions contemplated by the Merger Agreement having expired or been terminated. As used herein, "fully diluted basis" means the number of Shares then outstanding, plus all Shares issuable upon the conversion of any then outstanding convertible securities or upon the exercise of any then outstanding options, warrants or rights.

   The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any state or jurisdiction where the making of the Offer or the acceptance of the Shares is prohibited by any applicable law. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute
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declared inapplicable to the Offer. If, after such good faith effort, the
Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.
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          Instructions with Respect to the Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                                Microtest, Inc.

                                       by

                           Phoenix Acquisition Corp.
                      an indirect, wholly-owned subsidiary

                                       of

                              Danaher Corporation

   The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated June 21, 2001 (the "Offer to Purchase") and the related Letter of Transmittal pursuant to an offer by Phoenix Acquisition Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Danaher Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Microtest, Inc., a Delaware corporation, at a purchase price of $8.15 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

   This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

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   Number of Shares to be Tendered*       SIGN HERE

-----------------------------------       ------------------------------
                                          Signature

   Dated:__________ , 2001                -----------------------------
                                          Please Print

                                          -----------------------------
                                          Address

                                          -----------------------------
                                          Area Code and Telephone Number

                                          -----------------------------
                                          Tax Identification Number, or
                                          Social Security Number(s)

  --------
  * Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.
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